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                                                                  Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of this 6th day of December, 1995 by and between You Bet!, Inc., a Delaware corporation ("Company") and David Marshall ("Executive"), in connection with Company's engagement of Executive's personal services as President.

         1.      EMPLOYMENT; DUTIES AND ACCEPTANCE:

                 (a)      Employment by Company.

                          Company hereby engages Executive, and Executive
hereby agrees to provide to Company the services of Executive, as President and Chief Executive Officer of the Company on the terms and conditions of this Agreement. In such capacity Executive will report to, and serve under the direction and subject to the control of Company's Board of Directors. Throughout the Term of this Agreement Executive shall, subject to the provisions contained herein, devote substantially all of his work time to the employment described hereunder.

                 (b)      Location of Employment:

                          Executive shall render his services at Company's
offices at 12121 Wilshire Boulevard, 14th Floor, Los Angeles, California 90025; provided, however, that Executive agrees to render his services at such other locations from time-to-time as the proper performance of Executive's duties may reasonably require. Notwithstanding the foregoing, Company's principal offices shall remain in Southern California, and Executive need not relocate to render his duties hereunder.

         2.      TERM:

                          The term of Executive's employment hereunder shall be
for a period of four (4) years commencing as of December 6, 1995 and ending on November 30, 1999 (the "Term") unless sooner terminated pursuant to Section 7 hereof ("Termination Sections").

         3.      COMPENSATION AND BENEFITS:

                 (a)      Salary.

                          During the first year of the Term, Executive shall
receive a salary (the "Annual Salary") at the rate of $130,000 per annum. The parties hereto shall in good faith, renegotiate the compensation payable to Executive for each successive one year period commencing upon the initial rate of the Term through the end of the Term, after having given due consideration to the performance of the Company and cost of living increases, provided that





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in no event shall the Annual Salary exclusive of the Bonus (as defined below)
payable to Executive be less than the Annual Salary paid during the prior year of the Term hereof. Executive's Annual Salary shall be payable in accordance with the Company's normal payment policies. Such salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

                 (b)      Bonus.

                          There will be no fixed bonuses.  Bonuses may be
offered from time to time at the discretion of the Board of Directors of the Company.

         4.      PARTICIPATION IN EXECUTIVE BENEFIT PLANS;
                 AUTOMOBILE ALLOWANCE:

                 (a)      Fringe Benefits.

                          Executive shall be permitted during the Term to
participate in any group life, medical, hospitalization, dental, and disability plans, including, but not limited to proposed life insurance policies, and any other plans and benefits, if any, generally maintained by Company for executives of the stature and rank of Executive during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits"); provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits.

                 (b)      Automobile Allowance.

                          (i)     Company shall continue to provide Executive
with an automobile allowance of $500 per month. Alternatively, at Executive's option, Executive shall require Company to lease Employee a vehicle of Employee's choice of an aggregate expense, including interest and taxes, of not more than $500 per month. The reasonable cost of any down payment on such lease shall not be considered in connection with such calculation.

                          (ii)    Company shall pay all business related
operating expenses of the automobile including registration, gas, oil and repairs.

                          (iii)  Company shall procure and maintain an
automobile liability insurance policy on the automobile, with coverage including Executive in the minimum amounts of Five Hundred Thousand Dollars ($500,000.00) combined single limit.





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                 (c)      Vacation.

                          Executive shall accrue, in addition to sick days and
days on which Company is closed, paid vacation days at the rate of one and one-quarter (1 1/4) days per month up to a maximum of fifteen (15) work days (three [3] work weeks). Under no circumstances can Executive accrue more vacation than twenty (20) work days (the "Ceiling"). Thus, once the maximum amount of paid vacation time is accrued or earned, no further vacation time is accrued or earned until after vacation is taken and the amount of Executive's accrued vacation time goes below the Ceiling as stated above. At that point, Executive will start to accrue vacation time again until Executive reaches the Ceiling. Subject to the requirements of Executive's office, Executive shall be entitled to annual vacation in accordance with the vacation policy of Company.

                 (d)      Expenses.

                          Company will reimburse Executive for actual and
necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to receipt of reasonable and appropriate documentation by Company.

         5.      CERTAIN COVENANTS OF EXECUTIVE:

                 Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

                 (a)      Non-Compete.

                          Company and Executive acknowledge that this
Employment Agreement is being entered into in furtherance of that certain sale of stock from Executive and others to Continental Embassy Acquisition Inc., (as contemplated by that certain Agreement and Plan of Reorganization between the Company and Continental Embassy Acquisition, Inc. dated November 30, 1995), and that the Company's and Executive's agreement as further set forth in this paragraph 5(a) is in furtherance and is related to such sale of stock transaction. Provided that Company is (other than in furtherance of a plan of liquidation) at all times relevant hereto activity carrying on the Business of the Company (as defined below), Executive agrees that during the Term of this Agreement, and for an additional period of Three (3) years after the Term hereof, but not beyond November 30, 2000, Executive shall not within any county or similar political subdivision of the United States or any other county in which the Company or any other Protected Company (as hereafter defined) has during the past two years or does during the term hereof directly or indirectly, in any form, capacity or manner, participate in activities which are competitive with the Business of the Company (as defined below), or of those divisions,





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subsidiaries and affiliated companies of Company (each of which, including
Company, is referred to as a "Protected Company") or have a direct monetary interest in or invest capital in any competitor of Company,, whether such interest be by way of (i) ownership, (ii) stock interest, (iii) financing, (iv) lending arrangements, or (v) in any other form or of any other nature. Upon the execution of this Agreement and during the Term hereof, Executive shall disclose to Company any stock owned by him and his family in any company competitive with a Protected Company; provided, however, (i) Executive shall not be prohibited from investing in any competitive company, as aforesaid, the stock of which is publicly traded so long as his and his family's ownership collectively is nominal and for investment purposes only and (ii) this covenant not to compete shall apply for only a one year period following the date of termination of Executive's employment relationship with the Company if Executive is terminated for any reason other than as provided hereunder. For purposes hereof, the term "Business of the Company" shall mean the development and sale of proprietary, interactive software which will provide individual personal computer users with both race handicapping and other sports oddsmaking information and, in certain instances, the ability to place bets on horse racing and other sports contests, as well as recreational games and contests related to such information. Executive hereby agrees to indemnify and hold Company harmless from any and all damages, liabilities, costs, losses and expenses (including legal costs and reasonable attorneys' fees) arising out of or connected with any claim, demand or action which is based upon a breach by Executive of the foregoing restriction.

                 (b)      Confidential Information.

                          Executive agrees that, neither during the Term nor at
any time thereafter shall the Executive (i) disclose to any person, firm, or corporation not employed by any Protected Company or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, "know-how" trade secrets, details of supplier's, manufacturer's, distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5.b. by or on behalf of the Executive.

                 (c)      Property of Company.





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                          Any interest in trademarks, servicemarks, copyrights,
copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the Business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with Company or at any other time on request.

                 (d) Executive will not, during the Term hereof, and for a period of one (1) year after the Term hereof induce any person who is an executive, officer or agent of the Company, to terminate relationship with the Company.

         6.      OTHER PROVISIONS;

                 (a)      Rights and Remedies Upon Breach.

                          If the Executive breaches, or threatens to commit a
breach of, any of the provisions of Section 5 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                 (b)      Accounting.

                          The right and remedy to require the Executive to
account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company.

                 (c)      Severability of Covenants.

                          If any court determines that any of the Restrictive
Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                 (d)       Blue-Pencilling.

                          If any court construes any of the Restrictive
Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such





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court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.




                 (e)      Enforceability in Jurisdictions.

                          The parties intend to and hereby confer jurisdiction
to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company's right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                 (f)      Injunctive Relief.

                          Executive agrees and understands that the remedy at
law for any breach by Executive of the provisions of Paragraph 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's breach of any provision of Paragraph 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of Paragraph 5 hereof which may be available to the Company.

         7.      TERMINATION:

                 (a)      Termination Upon Death or Disability.

                          If during the Term, Executive should (i) die or (ii)
Executive becomes so physically or mentally disabled whether totally or partially, that Executive is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any period of twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by written notice to Executive, terminate Executive's employment hereunder. Executive agrees to submit to reasonable medical examinations upon the request of Company. The existence of Executive's disability for the purposes of this Agreement shall be determined by a reputable physician selected by Company who is experienced in the relevant field of medicine. If





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Executive's services are terminated, as aforesaid, Executive or the designated beneficiary of Executive, shall be entitled to receive Executive's base salary, accrued share of the Bonus for that Fiscal Year and accrued automobile allowance and unused vacation (hereinafter collectively referred to as "Fringe Benefits"), if any, earned through the date of Executive's termination and continuing thereafter for an additional period of six (6) months.


                 (b)      No Duty to Mitigate.

                          In the event that Executive's services to Company are
terminated for any reason prior to the completion of the Term hereof, or in the event that Executive terminates this Agreement based upon the Company's material failure to perform its obligations hereunder, Executive shall have no duty, either express or implied, to mitigate any damages hereunder and the Company shall remain liable for all compensation (whether salary, bonus or other benefits) provided for under the terms of this Agreement. Any compensation earned by Executive in any capacity after the date of such termination shall not reduce or mitigate the amounts payable by the Company hereunder. Nothing herein shall be deemed to imply that the Company has the right to terminate Executive's services.

                 (c)      Designation of Beneficiary.

                          The parties hereto agree that the Executive shall
designate, by written notice to the Company, a beneficiary to receive the payments described in Section 7 in the event of his death and the designation of any such beneficiary may be changed by the Executive from time to time by written notice to the Company. In the event the Executive fails to designate a beneficiary as herein provided, any payments which are to be made to the Executive's designated beneficiary under Section 7 shall be made to the Executive's widow, if any, during her lifetime. If the Executive has no designees or widow, such payments shall be paid to the Executive's estate.

         8.      CHANGE OF CONTROL

                 (a) In the event there has been a "Change of Control" (as defined below) of the Company, Executive shall have the right, but not the obligation, to consider such event to be a termination of this agreement, in which event Executive shall be entitled to rely on the rights afforded to him under Section 7(b) above.

                 (b) For purposes of this Agreement, "Change of Control" shall mean

                          (i)     any sale of all or substantially all of the
assets of the Company





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                          (ii)    any stock sale, merger or other business
combination in which the members of the management of the Company (i) no longer are affiliates of the surviving entity, (ii) no longer are in contol of the surviving entitiy or (iii) no longer own in excess of 20% of the outstanding stock of such surviving entity.

         9.      EXECUTIVE'S REPRESENTATIONS AND WARRANTIES:

                 (a)      Right to Enter Into Agreement.

                          Executive has the unfettered right to enter into this
entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to Company herein.

                 (b)      Breach Under Other Agreement or Arrangement.

                          Neither the execution and delivery of this Agreement
nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

                 (c)      Services Rendered Deemed Special, Etc.

                          Executive acknowledges and agrees that the services
to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to Company and in addition to any other available remedy Company will be entitled to seek injunctive relief.

         10.     USE OF NAME:

                 Company shall have the right during the Term hereof to use Executive's name, biography and approved likenesses in connection with Company's business, including advertising their products and services; and Company may grant such rights to others, but not for use as a direct endorsement.

         11.     ARBITRATION:

                 Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Executive's employment or of this Agreement or its construction or its validity or enforcement, or as to the arbitrator's jurisdiction,





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or as to the arbitrability of any such dispute, shall be submitted to final and binding arbitration in Los Angeles, California by and pursuant to the Labor Arbitration Rules of the American Arbitration Association with discovery proceedings pursuant to Section 1283.05 of the California Code of Civil Procedure. The arbitrator shall be entitled to award any relief which might be available at law or in equity, including that of a provisional, permanent or injunctive nature. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys' fees incurred in connection therewith.

         12.     NOTICES:

                 (a)      Delivery.

                          Any notice, consent or other communication under this
Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):


                          (i) If to Marshall, to his address at:

                                  22660 Pacific Coast Highway
                                  Unit 106
                                  Malibu, Californa 90265

                          (ii)If to Company, to its address at:

                                  You Bet!, Inc.
                                  12121 Wilshire Boulevard, 14th Floor
                                  Los Angeles, California 90025

                                  Meyer & Vann
                                  1999 Avenue of the Stars, 27th Floor
                                  Los Angeles, CA 90067

                 (b)      Change of Address.

                          Either party may change its address for notice
hereunder by notice to the other party in accordance with this Section 12.





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         13.     RETENTION OF SHARES:

                 During the first year of the Term, Executive shall retain all shares (the "Shares") of the Company and each other Protected Company beneficially owned by Executive on the initial date of the Term, as well as all shares of all issuers into which such Shares are converted or for which such Shares are exchanged. During the second year of the Term, Executive shall retain all such Shares and any other shares so received on conversion of or exchange for the Shares, other than 50,000 Shares or the equivalent thereof received on conversion or exchange which Executive shall be free to sell or otherwise dispose of in his discretion.

         14.     COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

                 This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and, supersedes all existing agreement between the parties concerning such matters. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

         15.     GOVERNING LAW:

                 This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements entered into and performed entirely within such State.

         16.     HEADINGS:

                 The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.


         WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.




                                  By: __________________________
                                           David Marshall





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Agreed to and Accepted:
You Bet!, Inc.,
a Delaware Corporation


By:________________________

Its: ________________________





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